Exhibit 99.1

           StarTek, Inc. Reports a 7% Increase in Revenue;
                 Company Ramps Three New Call Centers

    DENVER--(BUSINESS WIRE)--May 4, 2006--StarTek, Inc. (NYSE:SRT) reported first quarter 2006 fully diluted earnings per share from continuing operations of $0.14 per share, a decline of $0.09 per share from the same period in 2005. Fully diluted earnings per share including discontinued operations was also $0.14 per share in 2006, a decline of $0.04 per share from the previous year.
    Revenue increased $3.8 million, or 7.1%, to $57.1 million during the first quarter of 2006 compared to the same period in the prior year. Incremental revenue from clients new to StarTek since first quarter of 2005, in addition to increased volume from its second largest client, drove the increase. Gross margin declined from 23.8% in the first quarter of 2005 to 17.1% in the first quarter of 2006. The largest single contributor to this gross margin decline was costs associated with ramping three new call centers, which is principally related to new agent training. Other contributing factors include increased costs associated with agent attrition, increased depreciation expense and an unfavorable fluctuation in the value of the U.S. dollar versus the Canadian dollar in the first quarter of 2006 compared to the same period in 2005. As a percent of revenue, selling, general and administrative expenses declined to 13.3% in first quarter of 2006 compared to 14.4% in first quarter 2005.
    Operating profit declined $2.8 million to $2.2 million in first quarter 2006, as a result of lower gross margin compared to the previous year. Income tax expense was $1.5 million lower in first quarter of 2006 than in the same period in the prior year as a result of lower earnings before taxes and the release of a tax valuation allowance relating to the favorable settlement of an outstanding tax audit. Resulting net income after discontinued operations of $2.1 million was $0.5 million lower than in the prior year.
    In addition, the Board of Directors declared a quarterly dividend of $0.25 per share, payable on May 25, 2006, to our stockholders of record as of May 15, 2006. After consideration of the growth opportunities available to us and the capital required to fund them, the Board has determined that this dividend is an appropriate level of cash return to stockholders.
    "As we expected and communicated previously, first quarter earnings were impacted negatively as we continued to ramp three new call centers in response to new business that was contracted in late 2005," said Steve Butler, President and CEO of StarTek. "While the ramp process can provide challenges to our margins in the short-term, we are confident in our business model and expect that in the long-term, these centers and the relationships they support will be beneficial for the business and for our stockholders. We remain diligent in our quest to lower our attrition rates and redefine our products and business as we leverage the expertise we have in the call center business into new markets."

    About StarTek

    StarTek, Inc. (NYSE:SRT) is a leading provider of Business Process Optimization services for outsourced customer interactions. Since 1987 StarTek has provided customer experience management solutions that solve strategic business challenges so that fast-moving businesses can effectively manage customer relationships across all contact points -- web, voice, email, fax, and video. This blended solution helps companies create and maintain customer satisfaction and frees them to focus on preserving capital, while StarTek delivers the ultimate customer experience. The Company is managed by executives from the Financial, Cable MSO, CRM and business services industries. Headquartered in Denver, Colorado, StarTek has 18 operational facilities across North America. For more information visit the Company's website at www.StarTek.com.

    Conference Call

    The Company will host a conference call on May 4, 2006, to discuss the Company's financial results. The call will begin at 7:30 a.m.
Mountain Time (9:30 a.m. Eastern Time) and can be accessed as follows:

        USA: 866-831-6243
        International: 617-213-8855
        Passcode: 83439780
        Conference Host: Steve Butler

    A dial-in replay will be available May 4, 2006, at 9:30 a.m.
Mountain Time through May 11, 2006, and can be accessed as follows:

        USA: 888-286-8010
        International: 617-801-6888
        Passcode: 10843623

    A Web-based replay will be available on May 11, 2006, and accessible from the Investor Relations section of the Company's
Web site at www.startek.com.

    Forward-Looking Statements

    The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
    The following are important risks and uncertainties relating to StarTek's business that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek's clients' products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek's investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2005, and subsequent filings with the Securities and Exchange Commission.


                    STARTEK, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
       (Dollars in thousands, except per share data, unaudited)



                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                       2006     2005
                                                      -------  -------

Revenue                                              $57,105  $53,338
Cost of services                                      47,333   40,644
                                                      -------  -------
Gross profit                                           9,772   12,694
Selling, general and administrative expenses           7,573    7,682
                                                      -------  -------
Operating profit                                       2,199    5,012
Net interest and other income                            533      445
                                                      -------  -------
Income from continuing operations before income
 taxes                                                 2,732    5,457
Income tax expense                                       596    2,103
                                                      -------  -------
Income from continuing operations                      2,136    3,354
Loss from discontinued operations                          -     (708)
                                                      -------  -------
Net income                                           $ 2,136  $ 2,646
                                                      =======  =======

Earnings per share from continuing operations:
                                                     -------- --------
     Basic                                           $  0.15  $  0.23
                                                      -------  -------
     Diluted                                         $  0.14  $  0.23
                                                      =======  =======

Earnings per share including discontinued
 operations:
                                                     -------- --------
     Basic                                           $  0.15  $  0.18
                                                      =======  =======
     Diluted                                         $  0.14  $  0.18
                                                      =======  =======


                    STARTEK, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)


                                                      As of
                                            --------------------------
                                             March 31,   December 31,
                                               2006          2005
                                             ----------  -------------
                                            (unaudited)
                    ASSETS

Current assets:
    Cash and cash equivalents               $   16,196  $      17,425
    Investments                                 19,751         28,168
    Trade accounts receivable, less
     allowance for doubtful accounts of
     $146 and $250, respectively                43,849         40,612
    Income tax receivable                        3,245          4,227
    Prepaid expenses and other current
     assets                                      3,683          3,161
                                             ----------  -------------
Total current assets                            86,724         93,593

Property, plant and equipment, net              60,409         57,066
Long-term deferred tax  assets                   2,620          2,402
Other assets                                       935            853
                                             ----------  -------------
Total assets                                $  150,688  $     153,914
                                             ==========  =============

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                        $    6,815  $       4,744
    Accrued liabilities:
         Accrued payroll                         5,258          7,280
         Accrued compensated absences            3,763          3,522
         Accrued health insurance                  264            462
         Other accrued liabilities                 287            806
    Current portion of long-term debt            2,574          2,551
    Short-term deferred income tax
     liabilities                                 1,288          1,108
    Other current liabilities                    1,154          1,150
                                             ----------  -------------
Total current liabilities                       21,403         21,623

Long-term debt, less current portion             2,452          3,099
Other liabilities                                1,139          1,028
                                             ----------  -------------
Total liabilities                               24,994         25,750
                                             ----------  -------------

Stockholders' equity:
    Common stock                                   147            146
    Additional paid-in capital                  61,124         60,139
    Accumulated other comprehensive income       1,451          1,776
    Retained earnings                           62,972         66,103
                                             ----------  -------------
Total stockholders' equity                     125,694        128,164
                                             ----------  -------------
Total liabilities and stockholders' equity  $  150,688  $     153,914
                                             ==========  =============


                    STARTEK, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                   (Dollars in thousands, unaudited)



                                         Three Months Ended March 31,
                                         -----------------------------
                                              2006           2005
                                          -------------  -------------
Operating Activities
Net income                               $       2,136  $       2,646
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
         Depreciation                            3,895          3,267
         Non-cash compensation cost                 54              -
         Deferred income taxes                     130          1,015
         Realized gain on investments              (21)             -
         Gain on sale of assets                   (123)           (47)
         Changes in operating assets and
          liabilities:
              Sales of trading
               securities, net                       -          2,934
              Trade accounts receivable,
               net                              (3,237)        15,289
              Prepaid expenses and other
               assets                             (805)          (214)
              Accounts payable                   1,851         (2,064)
              Income taxes, net                    982          8,793
              Accrued and other
               liabilities                      (2,384)        (1,266)
                                          -------------  -------------
Net cash provided by operating
 activities                                      2,478         30,353
                                          -------------  -------------

Investing Activities
Purchases of investments available for
 sale                                          (62,100)      (312,026)
Proceeds from disposition of investments
 available for sale                             70,602        293,986
Purchases of property, plant and
 equipment                                      (7,531)        (3,500)
Proceeds from disposition of property,
 plant and equipment                               343             25
                                          -------------  -------------
Net cash provided by (used in) investing
 activities                                      1,314        (21,515)
                                          -------------  -------------

Financing Activities
Proceeds from stock option exercises               823            354
Principal payments on borrowings                  (624)        (1,851)
Dividend payments                               (5,268)        (6,142)
                                          -------------  -------------
Net cash used in financing activities           (5,069)        (7,639)
Effect of exchange rate changes on cash             48             25
                                          -------------  -------------
Net increase (decrease) in cash and cash
 equivalents                                    (1,229)         1,224
Cash and cash equivalents at beginning
 of period                                      17,425         14,609
                                          -------------  -------------
Cash and cash equivalents at end of
 period                                  $      16,196  $      15,833
                                          =============  =============


    CONTACT: StarTek, Inc.
             Media Contact:
             Steve Butler, 303-262-4500
             steve.butler@startek.com
             or
             Investor Relations Contact:
             Jennifer Martin, 303-262-4587
             jennifer.martin@startek.com